UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant
Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-12

DYNEX CAPITAL, INC.

(Name of Registrant as Specified In Its Charter)

LEEWARD CAPITAL, L.P.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Title of each class of securities to which transaction applies:

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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EXPLANATORY NOTE

Leeward Capital, L.P. (“Leeward”) is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with Leeward’s solicitation of proxies from the holders of common stock of Dynex Capital, Inc. (“Dynex”) for use at the 2002 annual meeting of Dynex stockholders and at any adjournments, postponements or reschedulings thereof. Leeward is soliciting proxies from the holders of Dynex common stock to elect two of the four directors to be appointed by the Dynex common stockholders at the 2002 annual meeting.

On April 17, 2002, Leeward filed with the SEC a preliminary proxy statement regarding the election of the Leeward nominees to the Dynex board of directors. Leeward intends to prepare and file with the SEC a definitive proxy statement and may file other proxy solicitation materials. Holders of Dynex common stock are urged to read the definitive proxy statement and any other proxy materials, when they become available, because they will contain important information. The definitive proxy statement will be sent to holders of Dynex common stock seeking their support of the election of the Leeward nominees to the Dynex board of directors. Leeward’s filings with the SEC are available to the public over the Internet at the SEC website at http://www.sec.gov. You may also read and copy any documents we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. These documents are also available at the public reference rooms at the SEC’s regional office in New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain a free copy of Leeward’s definitive proxy statement, when it becomes available, by writing to Leeward at 1139 San Carlos Avenue, Suite 302, San Carlos, California 94070 or by calling Eric P. Von der Porten at (650) 592-2181.

Solicitation filed as part of this Schedule:

1.	Press Release, dated April 17, 2002, regarding Leeward’s solicitation of proxies to elect two persons to the Dynex board of directors and the filing with the SEC of a preliminary proxy statement.

EXHIBIT 1

For immediate release

April 17, 2002

Contact:	Leeward Capital, L.P. Eric Von der Porten (650) 592-2181

LEEWARD CAPITAL TO SOLICIT PROXIES FOR THE ELECTION OF ERIC VON
DER PORTEN AND JAMES BOGIN AS NEW DIRECTORS OF DYNEX CAPITAL, INC.

SAN CARLOS, CALIFORNIA, April 17, 2002 — Leeward Capital, L.P. today announced that it would solicit proxies for the election of Eric Von der Porten and James Bogin as new directors of Dynex Capital, Inc. (NYSE: DX). Mr. Von der Porten and Mr. Bogin, if elected, would fill two of the four directorships to be selected by holders of common stock of Dynex Capital. Mr. Von der Porten is the managing member of Leeward Investments, LLC, the general partner of Leeward Capital, and has eighteen years of financial experience in banking, venture capital, investment banking, and investment management. Mr. Bogin manages Legend Global Value Fund, L.P. and has more than sixteen years of experience analyzing and managing investments.

Leeward also announced that it had filed with the Securities and Exchange Commission today preliminary proxy materials relating to this solicitation. Those materials contain additional information concerning Mr. Von der Porten and Mr. Bogin, as well as certain other information concerning the solicitation and Leeward’s reasons for the solicitation. LEEWARD URGES HOLDERS OF DYNEX COMMON STOCK TO READ LEEWARD’S PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy materials Leeward files with the Securities and Exchange Commission will be available for free at the Commission’s web site, www.sec.gov, or may be obtained for free by contacting Mr. Von der Porten at (650) 592-2181.

Dynex Capital has issued a proxy statement stating that its 2002 annual meeting of stockholders will be held at The Place At Innsbrook located at 4036 Cox Road, Glen Allen, Virginia on Tuesday, May 14, 2002, at 2:00 p.m. Eastern Time. In that proxy statement, Dynex stated that, at the annual meeting, a total of six directors will be elected, four of which will be elected by the holders of Dynex common stock and two of which will be elected by the holders of Dynex preferred stock. Leeward is not soliciting proxies for the election of any preferred stock directors.

INFORMATION REGARDING PARTICIPANTS

         The following persons may be deemed to be participants in the solicitation of proxies referred to above: (i) Leeward Capital, L.P., (ii) Leeward Investments, LLC, (iii) Eric Von der Porten and (iv) James Bogin. Leeward Capital, L.P. is a California-domiciled limited partnership that invests in publicly traded stock and other securities and it has direct beneficial ownership of the following shares of Dynex stock: 125,200 shares of common stock, 27,500 shares of Series B preferred stock and 42,500 shares of Series C preferred stock. Leeward Investments is the general partner of Leeward Capital and Mr. Von der Porten is the managing member of Leeward Investments. Leeward Investments and Mr. Von der Porten thus may be deemed to have indirect beneficial ownership of the Dynex shares owned by Leeward Capital.